LICENSE AGREEMENT

1.	INTRODUCTION

THIS AGREEMENT is between the UNIVERSITY OF SOUTHERN CALIFORNIA, (hereinafter USC) a California nonprofit corporation with its principal place of business at University Park, Los Angeles, California 90089, and Derma Sciences Inc., a United States corporation, with its principal place of business at 214 Carnegie Center, Suite 100, Princeton, New Jersey (hereinafter Licensee).

WHEREAS USC warrants that it is the owner and that it has the right to exclusively license those inventions which are the subject matter of the patent applications listed in Appendix A and of which the inventors are Gere S. diZerega & Kathleen E. Rodgers of USC (hereinafter the “Inventors”);

WHEREAS Licensee desires to obtain an exclusive license in the Field Of Use to make, use, sell, offer for sell, and import products utilizing the inventions as hereinafter defined;

WHEREAS, USC is willing to grant a worldwide, exclusive license in the Field of Use to Licensee subject to the terms, conditions, limitations, and restrictions set forth below;

NOW, THEREFORE, in consideration of the covenants herein contained, the parties agree as follows:

2.	DEFINITIONS

For all purposes of this Agreement the following terms shall have the meanings specified below:

a.    The term “Patent” or “Patents”, unless otherwise specified, shall mean any and all patents and patent applications listed in both Appendix “A” and Appendix “B” hereto (Appendix “A” and Appendix “B” may be added to but not subtracted from without mutual consent from time to time by USC and USC shall notify Licensee of any such additions), any patent applications covering an Improvement, any and all patents issued therefrom or any divisions, continuations, continuations-in-part (only to the extent that valid claims in the continuation in part applications are entirely supported in the specification and entitled to the priority date of the parent application division), reexaminations, extension or reissue thereof and any and all foreign patents issuing from any application filed which corresponds to claims contained in any of the foregoing patents or applications. When referring to only the patents in Appendix “A” or the patents in Appendix “B”, the terms “Appendix A Patents” or “Appendix B Patents” will be used.

b.    “Product” or “Products” shall mean any article, composition, formulation, apparatus, substance, chemical, material, method or service in the Field Of Use which is made, used, distributed or sold by Licensee which:

i. is covered in whole or in part by one or more pending or unexpired claims contained in a Patent in the country in which the Product(s) is made, used, distributed, imported, offered for sale, or sold;

ii. is manufactured using a method or process which is covered in whole or in part by one or more pending or unexpired claims contained in a Patent in the country in which (a) the Products(s) is made, used, distributed, imported, offered for sale, or sold, or (b) the method or process is used or sold;

iii. the use of which is covered in whole or in part by one or more pending or unexpired claims contained in a Patent in the country in which (a) the Product(s) is made, used, distributed, imported, offered for sale, or sold, or (b) the method or process is used or sold; or

iv. incorporates technology transferred to Licensee pursuant to the confidential disclosure agreement between USC and Licensee dated October 25, 2006.

A Product is covered by a pending or unexpired claim of a Patent if in the course of manufacture, use, distribution or sale, it would, in the absence of this Agreement, infringe one or more claims of the Patent which has not been held invalid by a court, patent office, or administrative tribunal from which no appeal can be taken.

c.    “Field Of Use” shall mean:

Diagnosis, prognosis, treatment, mitigation or prevention of the following human or animal diseases for the following conditions (a) treatment or minimization of dermal scar; (b) treatment or minimization of acute and chronic wounds, including but not limited to diabetic ulcer, venous stasis ulcer, and decubitus ulcer; (c) treatment or minimization of skin injuries or lesions, including but not limited to cuts and abrasions; (d) treatment related to the skin; (e) treatment of burns; (f) any other dermal-related indications, whether known now or subsequent to execution of the License Agreement. For the avoidance of doubt, USC makes no representations or warranties that the Patents cover all of the Field of Use.

Not withstanding the above, the following two fields shall be excluded from the above-defined field-of-use:

i. “Bone Field” is defined as the healing, growth, grafting, regeneration, repair or augmentation of bone, cartilage or skeletal tissue using peptides in the homoSer Sub-Field. “homoSer Sub-Field” shall mean any class of peptides that includes the homoSer amino acid at any position in the peptide.

ii. “Hematopoiesis Field” is defined as the healing, stimulation, mobilization or repair of bone marrow or hematopoietic tissues and includes, but is not limited to, A(1-7) and any fragment thereof. The peptide analogs claimed in U.S. patent entitled “Wound Healing Compositions” U.S. Patent No. 7,022,675 and any related patent applications are excluded from the Hematopoiesis Field and included in the Field of Use.

d.    “Know How” shall mean the information which are related to the Patents and are owned or controlled by USC as of the Effective Date, including all methods, processes, technical information, data, materials, compositions, designs, drawings, systems, results of experimentation, whether or not recorded in a tangible form, software, prototypes, experiments, notebooks, records, biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data, as well as the items specifically indicated in Section 6 of this Agreement.

e.    “Net Revenues” shall mean the gross revenue derived by Licensee or any Sublicensee for the sale or distribution of any Product less the following amounts actually paid by Licensee or Sublicensee respectively:

i. Normal trade, cash and quantity discounts allowed, including charge backs;

ii. Credits, allowances or adjustments, including amounts allowed for returned, recalled, or defective Products;

iii. transportation charges or allowances including insurance;

iv. customs duties charges;

v. sales, transfer and other excise taxes or other governmental charges levied on or measured by the sales but no franchise or income tax of any kind whatsoever;

vi. rebates or reimbursements actually granted by Licensee, or its affiliates to managed health care organizations, federal, state, or local governments (or their agencies), including Medicaid rebates with each of the deductions determined in accordance with US GAAP consistently applied; and

vii. Transfer of a reasonable number of free samples of the Product, and prior to marketing, any clinical trial materials for which there is no charge.

        Every commercial use or disposition of any Product, in addition to a bona fide sale to a customer, shall be considered a sale of such Product. The Net Revenues, in the case of a use or disposition other than a bona fide sale, shall be equivalent to the fair market value of any cash or non-cash consideration received by Licensee for the use or disposition of such Product.

        In the event that any compensation is equity, the fair market equivalent to such compensation will be payable in kind. Licensee will issue USC’s portion of equity within ten (10) days of release of any imposed restrictions on the sale of the stock.

f.    “Sublicensee” shall mean any third party licensed by Licensee or any Sublicensee to make, use, offer for sale, sell, or import any Product in accordance with sublicense rights granted pursuant to this Agreement.

g.    “Effective Date” of this Agreement shall be the date when the last party has signed this Agreement.

h.    “Improvement” means any invention the practice of which would infringe at least one pending or unexpired claim within the Patents, which is owned or controlled by USC and is disclosed to USC within three (3) years of the Effective Date of this Agreement and which invention is made in which Gere DiZerega and/or Kathy Rodgers are named as an inventor or co-inventor with USC personnel under their supervision on the patent application, including but not limited to those enhancements and improvements relating to the efficacy, dosing, formulation, manufacturing, or clinical trials related to the Products. Patents covering Improvements to Appendix A Patents and Appendix B Patents shall be considered Appendix A Patents and Appendix B Patents respectively.

3.	LICENSE GRANT

a.    In consideration of the license fee and royalties, and subject to the terms and conditions set forth in this Agreement, USC hereby grants to Licensee:

i. an exclusive license under the Appendix A Patents to make, have made, use, import, sell, have sold and offer for sale Products in the Field Of Use throughout the world;

ii. a nonexclusive license under the Appendix B Patents to make, have made, use, import, sell, have sold and offer for sale Products in the Field Of Use throughout the world; and

iii. the right to grant sublicenses of the rights granted in Sections 3.a.i. and 3.a.ii., provided that any Sublicensee agrees to be bound by the terms and conditions of this Agreement applicable to Sublicensees. All rights granted to Sublicensees will terminate upon termination of this Agreement.

b.    All licenses pursuant to 3.a. and 3.b. to inventions conceived or first actually reduced to practice during the course of research funded by a U.S. federal agency are subject to the rights, conditions and limitations imposed by U.S. law, including but not limited to the following:

i. The words “exclusive license” as used herein shall mean exclusive except for the royalty-free non-exclusive license granted to the U.S. government by U.S.C. pursuant to 35 U.S.C. Section 202(c)(4) for any Patent claiming an invention subject to 35 U.S.C Section 201 and except for the rights of U.S.C. and Inventors as set forth in Section 7.

ii. Licensee agrees that Products used or sold in the United States shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the relevant U.S. federal agency.

c.    For the rights and privileges granted under this Agreement, and subject to the terms and conditions of this Agreement, Licensee will pay an initial license fee of eight hundred forty thousand dollars ($840,000) to or on behalf of USC as follows:

i. Within ten (10) days of the Effective Date, the sum of eighty three thousand, three hundred and forty-eight dollars and twenty-five cents ($83,348.25)) to Livingston Research Institute, P.O. Box 31339, Los Angeles, CA 90031, Attn: Gere S. diZerega, M.D.. The payment obligation to USC of the sum paid to Livingston Research Institute shall be deemed satisfied upon confirmed receipt of this payment by Livingston Research Institute.;

ii. Within ten (10) days of the Effective Date, the sum of four hundred fifty six thousand dollars ($456,000) to USC Stevens Institute for Innovation, University of Southern California, Hughes Center, Suite EEB 131, 3740 McClintock Avenue, Los Angeles CA, 90089-2561, Attn: Director; and

iii. Within thirty (30) days of Licensee’s receipt of the Know How specified in Section 6, the sum of three hundred thousand dollars ($300,000) to U.S. Biotest, 231 Bonetti Drive, Suite 240, San Luis Obispo, CA 93401-7310, Attn: Gere S. diZerega, M.D. The payment obligation to USC of the sum paid to U.S. Biotest shall be deemed satisfied upon confirmed receipt of this payment by U.S. Biotest.

d.    The Termsheet entered between the parties on May 17, 2007 is completely superseded by this License Agreement.

4.	ROYALTY AND ROYALTY TERM

a.    On all sales of Products anywhere in the world by Licensee or any Sublicensee, Licensee shall pay USC a royalty on the annual aggregate of such Net Revenue. The annual Net Revenue tiers listed below are based on 2007 dollars and will be annually adjusted to account for inflation based on the Consumer Price Index.

Annual Aggregate Net Revenues Received	Royalty Rate
Portion of annual aggregate Net Revenues less than $100,000,000	6.5%
Portion of annual aggregate Net Revenues equal to or greater than $100,000,000	8.5%

b.     Royalties are due on revenues in countries for as long as the Patent is not held invalid or unenforceable in the relevant country or region or, save as otherwise provided in Section 17 hereof, until this Agreement is terminated.

c.     Licensee shall pay such royalties to USC on a calendar quarter basis. With each quarterly payment, Licensee shall deliver to USC a full and accurate accounting to include at least the following information:

i. Quantity of each Product sold (by country) by Licensee and its Sublicensees;

ii. Total receipts for each Product (by country);

iii. Quantities of each Product used by Licensee and its Sublicensees;

iv. Names and addresses of Sublicensees of Licensee;

v. Total number of Products manufactured (by country); and

vi. Total royalties payable to USC.

d.     In each year the amount of royalty due shall be calculated quarterly as of March 31, June 30, September 30 and December 31 and shall be paid quarterly within the next sixty (60) days following such date. Every such payment shall be supported by the accounting prescribed in Section 4.c. and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the last business day of the applicable quarter.

e.     The royalty payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one and a half percent (1.5%) above the prime rate in effect in the United States on the due date, not to exceed the maximum permitted by law. The payments of such interest shall not preclude USC from exercising any other rights it may have as a consequence of the lateness of any royalty payment.

f.     The obligation to pay a royalty under this Agreement on the Net Revenues of a Product will be imposed only once with respect to the same unit of the Product regardless of the number of Patents, or the number of claims within the Patents, that cover the Product.

5.	MILESTONE PAYMENTS AND SUBLICENSE FEES

a.     With respect to the first Product claimed by the Patents that is developed or sold for the treatment of the first indication in the Field, Licensee will pay to USC the milestone payments upon achievement of the corresponding milestone events set forth in the table below:

Milestone	Payment Due
1. 2 months after FDA approval of first application for 1st indication	$US 1,125,000
2. 1 month after product for first indication achieves its first $25,000,000 in Net Revenue worldwide	$US 2,250,000
3. 2 months after FDA approval of first application for 2nd indication	$US 500,000
4. 2 months after first EU regulatory approval for 2nd indication	$US 250,000
5. 2 months after first Japanese regulatory approval for 2nd indication	$US 500,000
6. 2 months after FDA approval of first application for 3rd and subsequent indications	$US 500,000
7. 2 months after first EU regulatory approval for 3rd and subsequent indications	$US 250,000
8. 2 months after first Japanese regulatory approval for 3rd and subsequent indications	$US 250,000
9. 1 months following completion of first calendar year where annual aggregate Net Revenues worldwide exceed $US 100,000,000	$US 4,000,000

b.     Licensee will spend at least one million two hundred thousand dollars ($1,250,000) on direct marketing of a Product within 12 months of FDA approval for the first indication for that Licensed Product.

6.	TRANSFER OF KNOW HOW

Within seventy-five (75) days after the Effective Date of the License Agreement, USC will grant the Licensee access to IND 71,204 and provide Licensee with copies of all of the materials, information and data regarding Product that USC owns or controls, including:

a.     All regulatory filings and correspondence with the FDA and other local, state, or federal regulatory authorities;

b.     All pre-clinical and clinical protocols, data, and reports (including toxicology reports, clinical case report forms and other raw data);

c.     All Quality Assessment/Quality Control procedures, assays and associated materials;

d.     Manufacturing processes for all formulations and related documentation, batch records, and technical reports; and

e.     Documentation related to all subcontractors, including any evaluations of potential contract manufacturers.

The cost for reproduction of documents requested by Licensee shall be paid by Licensee, and shall not exceed seven (7) cents per page.

7.	RIGHTS RETAINED BY UNIVERSITY

Notwithstanding the exclusive license granted in Section 3.a., USC and Inventors will have the absolute, nontransferable right to use the technology covered by the Patents thereof, for conducting non-commercial research and educational purposes only, but shall not grant any sublicenses or otherwise permit any third parties to do so.

8.	PATENT PROSECUTION

a.     USC shall file, prosecute and maintain the Patents during the term of this Agreement. Should Licensee require the filing of foreign patents, USC shall take responsibility for filing, prosecuting and maintaining said foreign patents. The filing, prosecution, and maintenance of the Patents shall be USC’s primary responsibility, but USC shall provide Licensee with reasonable and timely opportunity to advise USC in such filing, prosecution, and maintenance.

b.     Licensee shall reimburse all reasonable legal expenses incurred by USC in filing, prosecuting and maintaining the U.S. and foreign Appendix A Patents. These legal expenses shall include the reasonable attorneys’ and agents’ fees, foreign filing fees and out-of-pocket costs associated with responding to office actions and any other fees and costs directly related to obtaining and/or maintaining the Appendix A Patents. Licensee shall remit reimbursement payments within thirty (30) days of a written request by USC, and of Licensee receiving, from USC, supporting documentation outlining the legal expenses incurred in respect of the Appendix A Patents.

c.     Licensee shall pay all patent costs incurred after the Effective Date of Appendix B Patents and its foreign counterparts on a pro-rata basis with other licensees, not to exceed five thousand dollars ($5,000) per year, during the term of this License Agreement.

d.     Licensee may, in its sole discretion but no less than ninety days prior to a bar or other known event causing loss of rights, elect not to pursue or to terminate the prosecution or maintenance of an Appendix A Patent, and in such event, Licensee shall have no further obligation to pay for any expenses or fees associated with said Patent after providing USC notice thereof. If the Licensee elects (i) not to pursue a Patent or (ii) to terminate the prosecution or maintenance of a Patent in any country, then Licensee surrenders its right to make, use or sell Products covered by the non-elected

Patent in that particular country and shall back grant to USC the exclusive rights previously granted to Licensee, without limitation, for that country. Licensee agrees to execute all reasonably necessary documents to carry out this grant back of rights to USC. Payments due and owing referred to in Section 8.c. shall not be refunded upon such non-election or termination. USC may, in its soled discretion but no less than ninety days prior to a bar or other known event causing loss of rights, elect not to pursue or to terminate the prosecution or maintenance of an Appendix B Patent.

e.     USC shall promptly provide Licensee with copies of all Patent prosecution files. The attorney representing USC with respect to the Patents, shall provide Licensee with copies of any correspondence to and from patent offices relating to the Patents in order to give Licensee an opportunity to review and provide input on all actions to be taken, including but not limited to responses to Restriction Requirements, Office Actions, and other such substantive actions. If USC decides to transfer the prosecution of the Patents from the attorney representing USC as of the date of the agreement to another attorney or firm, USC shall have the right to select such other attorney or firm, subject to the approval of Licensee not to be unreasonably withheld.

9.	PATENT INFRINGEMENT

a.     Defensive Controversy

The parties shall promptly notify each other of all claims, allegations and notifications that the Licensed Products infringe the patent rights of third party patents. Except for the placing in escrow of a portion of royalties as referred to hereinafter, USC shall have no obligation or liability in the event that legal action is brought against Licensee for patent infringement, except as set out herein. Such obligations and liability shall be borne by licensee. Licensee may choose legal counsel and defend the patent infringement lawsuit. Licensee shall have the first option to decide whether and what steps should be taken to defend, prevent or terminate any alleged infringement, and shall have the right to settle any such claims. No settlement, consent judgment, or other voluntary final disposition of the matter may be entered into without USC’s consent, which shall not be unreasonably withheld. USC shall cooperate with Licensee and shall provide all reasonable assistance to Licensee in connection with such an infringement claim.

In the event that an infringement lawsuit is brought by a third party, Licensee shall place all of the royalties derived from sales of the Product in the country where such lawsuit is pending in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions insulating the funds from claims of any creditor. Upon settlement or other termination of the lawsuit, one-half (1/2) of any judgment amount, reasonable attorneys’ fees and costs, may be paid from this escrow account. Should the settlement of any such patent infringement lawsuit involve payment of royalties by Licensee to a third party for the continued right to manufacture, use, sell, offer for sell, or import the Product, then funds in the escrow account and royalties payable to USC may be applied against up to one-half (1/2) of such royalties to a third party. Any funds thereafter remaining in the escrow shall be paid to USC. The above shall constitute USC’s sole liability and responsibility to Licensee in the event of such action. Royalties paid to third parties as provided for above shall be included when determining whether the minimum royalty provided for in this Agreement has been paid in a given year. During the patent infringement lawsuit both parties shall keep each other informed in writing of significant developments in the lawsuit. No settlement, consent judgment, or other voluntary final disposition of the matter may be entered into without Licensee’s consent, which shall not be unreasonably withheld.

b. Offensive Controversy

The parties shall promptly notify each other of any potential infringement of a Patent in the Field of Use. In the event that a third party infringes on a Patent in the Field of Use, Licensee shall have the first option, but not an obligation, to bring legal action to enforce any such patent. If Licensee exercises such right, Licensee shall select legal counsel and pay all reasonable legal fees and costs of prosecution of such action. In such a case, Licensee shall have the sole right to control the litigation strategy of the action, and USC shall provide all reasonable assistance to Licensee in bringing and prosecuting such an action, including consent to be named and joined as a real party in interest, necessary party, or indispensable party in any such lawsuit. In the event that Licensee shall choose not to take such action, USC shall have the right, at its option and at its own expense, to prosecute any action to enjoin such infringement or to prosecute any claim for damages. The party prosecuting any such action shall be entitled to retain any funds received as a result of settlement or judgment of such action. The parties may also agree in writing to jointly pursue infringers. After deduction and payment to the parties of their respective costs and fees (including without limitation reasonable attorney’s fees) incurred in prosecuting any such jointly prosecuted actions, the net funds obtained as a result of settlement or of judgment of any such jointly prosecuted action shall be divided in the following manner: 25% of all net funds shall be divided equally by the parties and 75% of all the net funds shall be divided between the parties in the proportion to the amount of legal fees and costs incurred by the parties in the prosecution of such actions. If funds are insufficient to pay all costs and fees then all of the funds shall be paid to the parties in said proportion.

c.     During any litigation hereunder both parties shall keep each other timely informed of any significant development in the litigation and provide all reasonably requested technical assistance. During any said controversy, full royalty payment shall continue, except as otherwise provided herein with respect to the deposit in escrow.

10.	RECORDS

Licensee shall keep and shall require Sublicensees to complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to USC under this Option and License Agreement. Said books and records shall be kept at Licensee’s principal place of business for at least four (4) years following the end of the calendar year to which they pertain and shall be open at all reasonable times for inspection by a representative of USC for the purpose of verifying Licensee’s royalties statement or Licensee’s compliance in other respects with this Option and License Agreement. All information obtained as a result of such audit shall be maintained in confidence, except that the representative may disclose to USC the aggregate amount of royalties due to USC during each year, as determined in such audit. Should an audit by USC show an underpayment of royalties by more than 10%, Licensee shall immediately pay such underpayment and all interest, as well as for USC’s reasonable audit expenses.

11.	SERVICES OF INVENTORS

Should Licensee desire to use the services of Inventors for further testing and/or market studies of the technology claimed by the Patents, a separate research and development and/or consulting agreement should be negotiated with Inventors and USC.

12.	SUBLICENSING

Licensee may sublicense the Patents if (i) advance notice is given to USC; (ii) the Sublicensee agrees in writing to be bound by the terms of this Sections 2, 3, 7, 9, 10, 13, 15, 16, 17 and 25 of the Agreement; and (iii) USC receives a copy of the sublicense agreement within thirty (30) days of its execution.

13.	PATENT MARKING

Licensee shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for the Products as needed to protect the patent and other intellectual property rights of USC and right for damages for infringement thereof.

14.	PUBLICATIONS

Nothing in this Agreement shall limit or prevent USC or Inventors from publishing any information about the Appendix A Patents. Sixty (60) days prior to submission for publication, USC and Inventors will submit the proposed publication, for review only, to Licensee, so that Licensee will have an adequate opportunity to assess whether any patent or other filings should be made prior to such publication.

15.	PUBLICITY

Except as provided herein, neither party shall use the name, trade name, trademark or other designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party.

16.	ASSIGNMENTS/TRANSFER

This agreement may not be assigned by either party, except that Licensee may assign the entire Agreement to a purchaser of all or substantially all of such of its assets as are used or held for use exclusively with respect to a Product or to a successor corporation resulting from any merger or consolidation of Licensee with or into such corporation, provided that the purchaser or successor agrees to be bound by this Agreement and prior written notice is provided to USC.

17.	TERMINATION

a. Upon the breach of or default under this Agreement by either party, the non-breaching party may terminate this Agreement by forty-five (45) days written notice to the breaching party. Said notice shall be effective at the end of the notice period unless during that period, the breaching party remedies the defect or default.

b. Licensee may terminate this Agreement at any time, for any reason, by providing USC with sixty (60) days written notice, and all obligations to pay future option fees, license fees, milestone payments, or royalties shall be terminated. No option fees, license fees, or royalties that are currently due or that accrue during the aforesaid notice period shall be returnable.

c. This Agreement may also be terminated immediately by USC upon notice to Licensee upon the occurrence of any of the following: (i) Licensee attempts to use, sublicense, transfer or assign its rights or obligations under this Agreement in any manner contrary to the terms of this Agreement or in derogation of USC’s proprietary rights; (ii) Licensee fails to obtain and maintain the insurance coverages required by Section 25 hereof; or (iii) Licensee is determined to be insolvent or makes an assignment for the benefit of creditors, or has a bankruptcy petition filed by or against it, or a receiver or trustee in bankruptcy or similar officer is appointed to take charge of all or part of Licensee’s property.

d. Upon termination of the Agreement all rights granted to or provided by each party to the other shall automatically and irrevocably revert to the granting party.

e. In the event of termination (other than for breach by USC), at USC’s option, Licensee will transfer to USC the development program for the Product(s) (including all regulatory filings and approvals, clinical data, manufacturing process), improvements, and intellectual property relating to the Products, subject to an agreement on financial compensation payable to Licensee in consideration of the value contributed prior to termination, which compensation shall in no event be less than the total of all out-of-pocket costs related to the Commercial Co-Development Plan attached hereto as Appendix C, incurred by Licensee.

f. Surviving any termination are:

i. Licensee’s obligation to pay royalties accrued or accruable.

ii. Licensee’s obligation of Section 10 to keep and allow a final audit.

iii. Any cause of action or claim of Licensee or USC, accrue or to accrue, because of any breach or default by the other party.

iv. The provisions of Sections 9 (infringement), 23 (warranties and warranty disclaimers), 24 (indemnity) and 25 (insurance).

g. Upon termination of this Agreement, Licensee agrees to promptly discontinue the manufacture and sale of the Products and the use of the Patents. Within ninety (90) days after such termination, Licensee shall provide USC with a written inventory of all Products currently in its stock as of the date of termination (the “Inventory”). USC shall have the option to allow Licensee to dispose of such Inventory at its normal prices within six (6) months after said termination. Licensee shall dispose of this Inventory only to customers who had previously purchased Products form Licensee during the term of this Agreement, and in no event shall Licensee sell such Inventory to wholesalers, diverters, jobbers or any other entity which does not sell at retail exclusively or to anyone else who intends to sell such Inventory at close-out. The disposition of all such Inventory, however, shall be subject to all of the terms and conditions of this Agreement. After the six (6) month sell-off period, Licensee shall destroy or return to USC all remaining unsold Products, and all packaging and marketing materials, and shall certify their destruction or return to USC specifying the number of each destroyed or returned. All royalty obligations, including any unpaid portions of the minimum royalty, shall be accelerated and shall become immediately due and payable. In addition, Licensee shall immediately destroy or deliver to USC all materials relating to the Patents, together with all copies thereof.

h. Licensee acknowledges and agrees that any violation of this Agreement by Licensee would result in irreparable harm to USC. Accordingly, Licensee consents and agrees that, if it violates any of the provisions of this Agreement, USC shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining the breaching party from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

18.	NOTICES, REPORTS AND PAYMENTS

Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address set forth below or at such address as either party may from time to time designate in writing.

USC:

USC Stevens Institute for Innovation
University of Southern California
Attn: Director
Hughes Center Suite EEB 1313740
McClintock Ave.
Los Angeles, CA 90089-2561

LICENSEE:

Derma Sciences, Inc.
Attn: Edward J. Quilty
President and Chief Executive Officer
214 Carnegie Center, Suite 300
Princeton, NJ 08540

19.	SECTION HEADINGS

Section headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

20.	SEVERABILITY

If any provision of this Agreement is held invalid under any law applicable to the parties, Sublicensees and/or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

21.	CONTROLLING LAW, JURISDICTION AND VENUE

This Agreement shall be deemed to be executed and to be performed in the State of California, and shall be construed in accordance with the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect and performance. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this agreement, such controversy, claim or dispute may be tried exclusively in the courts of the State of California or in the United States Federal District Court for the Central District of California, as either party may elect. Each of the parties hereby waives any defense of lack of in personal jurisdiction, improper venue and forum non conveniens, and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other party at the address provided for in Section 18 hereof. Both parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this Section 21.

22.	TERM OF THE AGREEMENT

Except as otherwise terminated pursuant to the other provisions of this Agreement, this Agreement shall terminate upon expiration of the last to expire of a valid Patent.

23.	WARRANTIES & WARRANTY DISCLAIMERS

a. USC represents and warrants that:

i. to its knowledge as of the date of the Agreement, the Patents ” are the only patents owned or controlled by USC that would be infringed by the manufacture, use, sale, offer for sale, or importation of the Product in the Field Of Use, including but not limited to the product that is the subject of IND 71,204;

ii. to its knowledge as of the date of the Agreement, the issued Patents are valid and subsisting, USC is not aware of any prior art that would render the issued Patents invalid or unenforceable, and USC has no knowledge of any communications of U.S. or foreign government authorities or third parties that the issued Patents are invalid or unenforceable;

iii. to its knowledge as of the date of the Agreement, without obligation to obtain any legal freedom to operate opinions, the manufacture, use, sale, offer for sale, or importation of the Product in the form as it exists on the date of the Agreement (including the product that is the subject of IND 71,204) would not infringe on any patent of a third party;

iv. as of the date of the Agreement, it has not received any letters or claims of third parties indicating that the manufacture, use, sale, offer for sale, or importation of the Product may be infringing on patents of a third party;

v. as of the date of the Agreement, the Patents are not subject to any interference, opposition, reexamination, reissue, revocation, nullification or similar official proceeding;

vi. the Appendix A Patents are not encumbered with third party licenses, liens, mortgages, security interests or otherwise by any third parties, and USC will not so encumber such Patents during the term of the Agreement;

vii. as of the date of the Agreement, it is the sole owner of the Patents and has the right to grant the licenses granted under the Agreement.

b. Nothing in the Agreement shall be construed as a warranty or representation that any Products made, used, sold or otherwise disposed of under any license granted in the Agreement is or will be free from infringement of patents of third parties.

c. USC will not have any obligation to bring or prosecute actions or suits against third parties for infringement.

d. Nothing in this Agreement shall be construed as conferring the rights to use in advertising, publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, or USC or Licensee.

e. USC MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; nor does USC represent that the rights granted hereunder will result in Products that are commercially successful.

f. Licensee agrees that it will not hold USC liable for any technical accuracy of any technical information or Know How provided by USC in developing and/or manufacturing any Products.

g. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE RESPONSIBLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OR ANY KIND, INCLUDING DAMAGES FOR LOST GOODWILL, LOST PROFITS, LOST BUSINESS OR OTHER INDIRECT ECONOMIC DAMAGES, WHETHER SUCH CLAIM IS BASED ON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHER LEGAL THEORY, AS A RESULT OF A BREACH OF ANY WARRANTY OR ANY OTHER TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER A PARTY WAS ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

24.	INDEMNITY

a. Indemnity by Licensee. Licensee shall defend, indemnify and hold harmless USC and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the “Indemnified USC Parties”), against all liabilities, demands, losses, costs, and expenses (including without limitation reasonable attorneys fees) incurred by or imposed upon the Indemnified USC Parties or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including but not limited to, actions in the form of tort, warrantee, or strict liability) for death, personal injury, illness, or property damage arising from Licensee’s or Sublicensees use, sale, or other disposition of the Product(s). Licensee agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. To the extent that any proposed settlement directly affects USC, the Licensee shall obtain the approval of USC before finally agreeing to such settlement proposal, which consent shall not be unreasonably withheld.

b. Indemnity by USC. USC shall defend, indemnify and hold harmless Licensee and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the “Indemnified Licensee Parties”), against all liabilities, demands, losses, costs, and expenses (including without limitation reasonable attorneys fees) incurred by or imposed upon the Indemnified Licensee Parties or any one of them in connection with any claims, suits, actions, demands or judgments arising out of a breach of warranty of this Agreement. USC agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. To the extent that any proposed settlement directly affects Licensee, USC shall obtain the approval of Licensee before finally agreeing to such settlement proposal, which consent shall not be unreasonably withheld.

25.	INSURANCE

a. Upon the execution of this Agreement, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than One Million Dollars ($1,000,000) per incident and One Million Dollars ($1,000,000) annual aggregate for death, bodily injury or illness and Two Hundred Thousand Dollars ($200,000) annual aggregate in property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $50,000 annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC within ten (10) days of the Effective Date of this agreement. Licensee shall maintain such comprehensive general liability insurance until such time as the policy in Section 25.b. or Section 25.c. is procured, or until fifteen (15) years after the term of this Agreement.

b. During such time and in each country where Product, or any modification thereof, is utilized in human clinical trials by Licensee or any Sublicensee, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than Five Million Dollars ($5,000,000) per incident and Five Million Dollars ($5,000,000) annual aggregate for death, bodily injury, illness or property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $125,000 annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC prior to any manufacture, sale, distribution or administration to humans. Licensee shall maintain such comprehensive general liability insurance until such time as the policy in Section 25.c. is procured, or until fifteen (15) years after the term of this Agreement.

c. During such time and in each country where Product, or any modification thereof, is administered to humans, manufactured or distributed for any purpose other than for human clinical trials as specified in Section 25.b. (including for the purpose of obtaining regulatory approvals) by Licensee or any Sublicensee, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than Ten Million Dollars ($10,000,000) per incident and Ten Million Dollars ($10,000,000) annual aggregate for death, bodily injury, illness or property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC prior to any manufacture, sale, distribution or administration to humans. Licensee shall maintain such comprehensive general liability insurance during the period that the Product or any modification thereof is being manufactured, sold, distributed or administered to humans by the Licensee or its Sublicensee and a reasonable period thereafter which in no event shall be less than fifteen (15) years.

d. In the event that Licensee does not maintain such insurance, but is self-insured, or carries a substantial self-retention, USC may grant permission for such self-insurance only if, in the sole discretion of USC, the net worth, assets and earnings of the Licensee are deemed sufficient to protect USC’s economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

e. The minimum amounts of insurance coverage required under this Section (subparts 25.a., 25.b., and 25.c.) shall not be construed to create a limit of Licensee’s liability with respect to its indemnification in Section 24 or any other provision of this Agreement.

f. By Sublicensee

As a condition precedent to a grant sublicense, the prospective Sublicensee shall agree to indemnify USC to the same extent and degree as Licensee has agreed to indemnify USC herein. Such Sublicensee shall also provide insurance identical in coverage and amount to that required of Licensee in Section 25.b., above, naming USC as additional insured. A Certificate evidencing the comprehensive general liability policy shall be delivered to USC prior to USC’s giving permission for such sublicensing agreement and a Certificate evidencing the product liability coverage shall be delivered prior to first manufacture of any Products by the Sublicensee. In the event a prospective Sublicensee does not maintain such insurance, but is self-insured, or carries a substantial self-retention, USC may grant permission for such sublicense only if, in the sole discretion of USC, the net worth, assets and earnings of such prospective Sublicensee are sufficient to protect USC’s economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

26.	ATTORNEYS’ FEES

In any action on or concerning this Agreement, the prevailing party shall be awarded its reasonable attorneys’ fees, costs and necessary disbursements, to be paid by the nonprevailing party.

27.	PRODUCT DEVELOPMENT

a.     Licensee or one or more of its Sublicensees shall use commercially reasonable efforts to test, develop, obtain regulatory approval for and commercialize each Product in the Commercial Co-Development Plan attached hereto as Appendix C. Licensee shall be solely responsible for the pre-clinical and clinical development and for the obtaining and maintaining of regulatory approvals for the Products in the Field of Use. Licensee shall adhere to the Commercial Development Plan which may be amended from time to time upon approval of USC.

b.     On or before January 1 of each year during the term of this Agreement, commencing January 1, 2008, Licensee shall submit to USC a report detailing the Licensee’s and Sublicensee’s research, regulatory approval, marketing and product development objectives the coming year as well as the research, regulatory approval, marketing and development activities which Licensee and Sublicensees undertook during the preceding year. The reports shall identify specific future milestones (regulatory approval and product development) and information demonstrating that the Licensee is providing sufficient financial and manpower resources to evidence its use of reasonable efforts. Within six (6) months after the signing of this Agreement and each two (2) years thereafter, a representative of USC, at Licensee’s expense (including transportation, and, if appropriate, lodging and meals), shall visit the manufacturing and marketing facilities of Licensee and be presented with an in-depth updating of the manufacturing capability and marketing network of Licensee.

28.	EXPORT CONTROLS

It is understood that USC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (such laws include the Arms Export Control Act, as amended and the Export Administration Act), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities by the Licensee may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. USC neither represents that a license shall not be required nor that, if required, it shall be issued. Licensee shall not engage in any activity in connection with this Agreement that is in violation of any applicable U.S. law.

29.	INDEPENDENT CONTRACTOR

In rendering performances under this Agreement, Licensee will function solely as an independent contractor and not as agent, partner, employee or joint venturer with USC. Nothing in this Agreement shall be deemed or construed to create the relationship of principal and agent, or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer, employee, agent or representative thereof shall, in any event, have any right, collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice or to perform any act or thing on behalf of the other party, except as expressly authorized under this Agreement or in writing by such other party in its sole discretion.

30.	WAIVER

No waiver by either party of any default or breach shall be deemed as a waiver of prior or subsequent default or breach of the same or other provisions of this Agreement.

31.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No amendment, modification, extension or cancellation of this Agreement shall be binding on the parties unless mutually agreed to and executed in writing by each of the parties.

UNIVERSITY OF SOUTHERN CALIFORNIA		DERMA SCIENCES, INC.

By:		By:
	Dennis F. Dougherty Senior Vice President of Finance and Chief Financial Officer		Edward J. Quilty President and Chief Executive Officer

Date:		Date:

Appendix A
List of Patents and Patent Application

United States Patents in Wound Healing

08/337,781	Use of Angiotensin III and Analogs Thereof in	Patent No. 5,629,292
November 14, 1994	Tissue Repair	Issued May 13, 1997
USC 2430A
09/208,337	Use of Angiotensin II Fragments and Analogs	Patent No. 6,096,709
December 9, 1998	Thereof in Tissue Repair	Issued August 1, 2000
USC 2430B
08/990,664	Method of Promoting Healing in Skin Grafts	Patent No. 6,110,895
December 17, 1997		Issued August 29,2000
USC 2690A
08/594,117	Use of Angiotensin II Analogs in Tissue Repair	Patent No. 5,716,935
January 13, 1996		Issued February 10, 1998
USC 2429A
08/465,774	Use of Angiotensin II Type II Receptor	Patent No. 5,834,432
June 6, 1995	Agonists inTissue Repair	Issued November 10, 1998
USC 2541
09/503,872	Use of Angiotensin II Type II Receptor	Patent No. 6,444,646
February 14, 2000	Agonists inTissue Repair	Issued September 3, 2002
USC 2541B
09/210,249	Wound Healing Compositions	Patent No. 6,165,978
December 1, 1998		Issued December 26, 2000
USC 2767A
09/698,354	Wound Healing Compositions	Patent No. 6,455,501
October 27, 2000		Issued September 24, 2002
USC 2767A
10/213,701	Wound Healing Compositions	Patent No. 7,022,675
August 6, 2002		Issued April 4, 2006
USC 2767B
07/494,914	Tissue Repair	Patent No. 5,015,629
March 9, 1990		Issued May 14, 1991
USC 2146B
09/266,293	Method for Promoting Production of Living	Patent No. 6,498,138
March 11, 1999	Tissue Equivalents	Issued December 24, 2002
USC 2781B
09/532,221	Methods for Limiting Scar and Adhesion	Patent No. 6,730,775
March 22, 2000	Formation	Issued May 4, 2004
USC 2883A
Foreign Patents in Wound Healing
22340/00 Australia	Use of Angiotensin II Fragments and Analogs	Patent No. 758319
March 16, 2000	Thereof in Tissue Repair	Issued July 10, 2003
USC
94928150.5 Canada	Use of Angiotensin III and Analogs Thereof in	Patent No. 0730465
September 19, 1994	Tissue Repair
USC 2430
94928150.5 Belgium	Use of Angiotensin III and Analogs Thereof in	Patent No. 0730465
September 19, 1994	Tissue Repair
USC 2430
94928150.5 Switzerland	Use of Angiotensin III and Analogs Thereof in	Patent No. 0730465
September 19, 1994	Tissue Repair

USC 2430
94928150.5 France	Use of Angiotensin III and Analogs Thereof in	Patent No. 0730465
September 19, 1994	Tissue Repair
USC 2430
94928150.5 UK	Use of Angiotensin III and Analogs Thereof in	Patent No. 0730465
September 19, 1994	Tissue Repair
USC 2430
94928150.5 Greece	Use of Angiotensin III and Analogs Thereof in	Patent No. 0730465
September 19, 1994	Tissue Repair
USC 2430
94928150.5 Italy	Use of Angiotensin III and Analogs Thereof in	Patent No. 0730465
September 19, 1994	Tissue Repair
USC 2430
43648/96 Australia	Use of Angiotensin III and Analogs Thereof in	AU713955
November 14, 1995	Tissue Repair
USC 2430A
973609 Mexico	Use of Angiotensin III and Analogs Thereof in	Patent No. 201987,
November 14, 1995	Tissue Repair
USC 2430A
57092/98 Australia	Method of Promoting Healing in Skin Grafts	Patent No. 723373
December 16, 1997
USC 2690A
PA/a/1999/005562 Mexico	Method of Promoting Healing in Skin Grafts	Patent No. 212457
December 16, 1997
USC 2690A
947359 Mexico	Use of Angiotensin II Analogs in Tissue	Patent No. 194157
September 23, 1994	Repair
USC 2429
18177/99 Australia	Wound Healing Compositions	Patent No. 75525
December 11, 1998
USC 2767A
2315266 Canada	Wound Healing Compositions	Patent No. 2315266
December 11, 1998
USC 2767A
EP 98963073.6	Wound Healing Compositions	European patent 1036089
USC 2767A
EP 98963073.6	Wound Healing Compositions	Patent No. 1036089
Germany
USC 2767A
EP 98963073.6	Wound Healing Compositions	Patent No. 1036089
France
USC 2767A
EP 98963073.6	Wound Healing Compositions	Patent No. 1036089
Italy
USC 2767A
EP 98963073.6	Wound Healing Compositions	Patent No. 1036089
United Kingdom
USC 2767A
39117/00 Australia	Methods for Limiting Scar and Adhesion	No. 756156
March 22, 2000	Formation	Issued April 17, 2003
USC 2883A
2,369,107 Canada	Methods for Limiting Scar and Adhesion	Issued 2,367,107
March 22, 2000	Formation
USC 2883A

2000606249 Japan	Methods for Limiting Scar and Adhesion	JP3745624 registered Dec. 2, 2005
March 22, 2000	Formation
USC 2883A
00918281.7 Europe	Methods for Limiting Scar and Adhesion	Patent No. 1165099
March 22, 2000	Formation
USC 2883A
00918281.7 Belgium	Methods for Limiting Scar and Adhesion	Patent No. 1165099
March 22, 2000	Formation
USC 2883A
00918281.7 Germany	Methods for Limiting Scar and Adhesion	Patent No. 1165099
March 22, 2000	Formation
USC 2883A
00918281.7 Spain	Methods for Limiting Scar and Adhesion	Patent No. 1165099
March 22, 2000	Formation
USC 2883A
00918281.7 France	Methods for Limiting Scar and Adhesion	Patent No. 1165099
March 22, 2000	Formation
USC 2883A
00918281.7 U.K	Methods for Limiting Scar and Adhesion	Patent No. 1165099
March 22, 2000	Formation
USC 2883A
00918281.7 Italy	Methods for Limiting Scar and Adhesion	Patent No. 1165099
March 22, 2000	Formation
USC 2883A
00918281.7 Netherlands	Methods for Limiting Scar and Adhesion	Patent No.1165099
March 22, 2000	Formation
USC 2883A
Foreign Applications in Wound Healing
2205092 Canada	Use of Angiotensin III and Analogs Thereof in	Pending
November 14, 1995	Tissue Repair
USC 2430A
8516267 Japan	Use of Angiotensin III and Analogs Thereof in	Pending
November 14, 1995	Tissue Repair	Publication No. 2001503729
USC 2430A
2172493	Use of Angiotensin III and Analogs Thereof in	Pending
September 19, 1994	Tissue Repair
USC 2430
02028323.0 European Divisional	Use of Angiotensin II Analogs in Tissue	Pending
September 19, 1994	Repair	Publication No. 1333034,
USC 2429
2221730 Canada	Use of Angiotensin II Type II Receptor	Pending
June 6, 1996	Agonists in Tissue Repair
USC 2541
2000539048 Japan	Wound Healing Compositions	Pending
December 11, 1998
USC 2767A

Appendix B

09/198,806	Method for Promoting Mesenchymal Stem and	Patent No. 6,248,587
November 14, 1994	Lineage-Specific Cell Proliferation	Issued June 19, 2001

Appendix C

Scope of Plan:
Phase 1 and Phase 2 Clinical Studies

Duration of Plan:
Phase 1: July 2006 - December 2007
Phase 2: October 2007 - December 2009

PHASE 1:
•	Phase I Clinical Study: completed
•	Data Scrub: October 2007
•	Data Lock: October 2007
•	Data Analysis: November 2007
•	Clinical Study Report: November-December 2007
•	Study Report to FDA: December 2007

PHASE 2:
Manufacturing (October 2007-March 2008)
•	Ship API for Phase 2 from Bachem Inventory to Formulator
•	Request Contract for Drug Product for Phase 2
•	DermaScience Consultant Review of Manufacturing Facility
•	Manufacturing Contract signed
•	Identify Dispensing Pharmacy
•	Contract Dispensing Pharmacy
•	Product Manufacturing for Phase 2
•	Delivery of Batch Records
•	Submission of Batch Records to FDA
•	Delivery to Inventory Pharmacy
•	Delivery to US Biotest for Analytical
•	Analytical for Phase 2: HPLC Confirm NorLeu concentration
•	Stability every 6 months through completion of Phase 2
•	Sterility certificate for manufacture

Toxicology and Preclinical Pharmacokinetics Prior to Phase 2 (Complete)
•	Send samples to USC Pharmacology Lab
•	Sample Measurement
•	Report from USC Pharmacology Lab
•	Ames Assay (Contract, Ames Testing Phase, Final Report)
•	Micronucleus Assay (Contract, Testing, Final Report)
•	Ocular Irritation (Contract, Test, Final Report)

Regulatory Tasks Prior to Phase 2 (October 2007 - March 2008)
•	Phase 2 protocol revised by Laura Bolton
•	Phase 2 review Lia van Risjwick
•	Phase 2 protocol reviewed by physician consultants
•	Phase 2 protocol revised G. diZerega
•	Phase 2 DSCI Final Review
•	Phase 2 protocol to FDA
•	Phase 2 protocol FDA approved

Preparation: Phase 2 Study (October 2007 - April 2008)
•	Identify and contact PIs (N=5), obtain CDAs
•	Pre-study site visits
•	Investigator Agreements
•	Collect Regulatory Documents
•	Design Case Report Forms
•	Print Case Report Forms
•	IRB Submissions at each site
•	IRB Approvals
•	Phase 2 Clinical Trial Insurance

Phase 2 Study (March 2008 - December 2009)
•	Study Initiation Visits
•	First Patient Enrolled
•	First Patient Treated
•	Phase 2 Enrollment
•	Last Patient Enrolled
•	Treatment and Follow-up Phase
•	Data Scrub
•	Data Lock
•	Closeout Visits
•	Data Analysis
•	Preparation and Submission of Clinical Study Report

Toxicology Studies Conducted during Phase 2 (January - December 2008)
•	Teratology Studies: Rat, Dose-Finding
•	Teratology: Rat, Final
•	Teratology Studies: Rabbit, Dose-Finding
•	Teratology Studies: Rabbit, Final
•	CNS Safety Pharmacology
•	Respiratory Pharmacology